Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
BlueFire Ethanol Fuels, Inc.

We hereby consent to the use in this Registration Statement of BlueFire Ethanol Fuels, Inc. on Form S-1 Post-Effective Amendment #1, of our report on the consolidated financial statements of BlueFire Ethanol Fuels, Inc. and subsidiaries dated March 26, 2009, related to the consolidated financial statements of BlueFire Ethanol Fuels, Inc. and subsidiaries as of December 31, 2008 and for the year then ended. We also consent to the reference to us in the Experts section of the Registration Statement.

/s/ WilsonMorgan LLP
 (formerly McKennon Wilson & Morgan LLP)
Irvine, California
June 11, 2010